Exhibit 21.1

Subsidiaries of Black Gaming, LLC

Subsidiary List	State of Incorporation/Organization

Subsidiaries of Black Gaming, LLC
(a) Virgin River Casino Corporation	Nevada
(b) B & B B, Inc.	Nevada

Subsidiaries of Virgin River Casino Corporation
(a) RBG, LLC	Nevada
(b) R. Black, Inc.	Nevada

Subsidiaries of B & B B, Inc.
None

Subsidiaries of RBG, LLC
Casablanca Resorts, LLC	Nevada

Subsidiaries of Casablanca Resorts, LLC
(a) Oasis Interval Ownership, LLC	Nevada
(b) Oasis Interval Management, LLC	Nevada
(c) Oasis Recreational Properties, Inc.	Nevada